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                                                                    Exhibit 23.2
                        CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference in this Registration Statement on Form S-4 and related Prospectus of Physicians Resource Group, Inc. for the registration of 10,000,000 shares of its common stock of our report dated March 22, 1996, except for the third paragraph of Note 7 and Note 15, as to which the date is October 24, 1996, with respect to the consolidated financial statements of American Ophthalmic, Inc. included in Physicians Resource Group, Inc.'s Current Report of Form 8-K/A dated October 7, 1996 (as amended on October 30, 1996), filed with the Securities and Exchange Commission.




                                   /s/ ERNST & YOUNG LLP


Orlando, Florida
December 31, 1996